Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sionix Corporation

We consent to the use in this Registration Statement on Form S-1 of our report dated December 20, 2011, relating to our audit of the financial statements of Sionix Corporation for the years ended September 30, 2011 and 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Sionix Corporation's ability to continue as a going concern), appearing in the Pospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Kabani & Company

Los Angeles, California
January 19, 2012